Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ORAMED PHARMACEUTICALS INC.

Oramed Pharmaceuticals Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies:

FIRST: That the Certificate of Incorporation of the Corporation, as amended, be further amended by deleting Article FOURTH thereof in its entirety and replacing in lieu of said Article the following new Article FOURTH:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares of Common Stock, at a par value of $0.012 per share.”

SECOND: The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by vote of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 3rd day of August 2020.

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Nadav Kidron
President and Chief Executive Officer